AMERICAN HOME PRODUCTS COMMENTS ON
AMGEN'S ACQUISITION OF IMMUNEX CORPORATION

Madison, N.J., December 17, 2001 -- American Home Products Corporation (NYSE:
AHP - news) supports today's announcement by Amgen Inc. and Immunex Corporation detailing the plans by which Amgen will acquire Immunex. AHP has agreed to vote its shares in favor of the transaction.

The financial contribution to AHP from the existing licensing and marketing rights to Enbrel, a breakthrough biological treatment for rheumatoid arthritis, remains unchanged. AHP and Immunex co-promote Enbrel in the United States and Canada and AHP has the exclusive international rights to the product.

Robert Essner, President and Chief Executive Officer of AHP, said, "We are very pleased with today's announcement by Amgen and Immunex. Amgen shares our belief in the huge potential of Enbrel in the robust and growing inflammation market. Enbrel has first-to-market advantage and tremendous upside potential. AHP believes that the combination of these two companies will create a dynamic and powerful leader in the biotechnology industry. The fine relationship we have enjoyed with Immunex over the past several years in the launch and co-promotion of Enbrel will be enhanced by the excellent biologics manufacturing capability, sales force and other resources that Amgen will bring to the partnership."

American Home Products is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a leader in vaccines, biotechnology and animal health care.

The statements in the press release that are not historical facts are forward-looking statements that involve risks and uncertainty, including, without limitation, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialization, the impact of competitive products, patents, and other risks and uncertainties, including those detailed from time to time in AHP's periodic reports, including quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may differ from the forward-looking statements.

CONTACT: Media: Lowell Weiner, American Home Products, (973) 660-5013;
Investor: Justin Victoria, American Home Products, (973) 660-5340